Exhibit 99.1

Media Contact:	Investor Contacts:
Eliza Schleifstein	Scott Youngstrom
Argot Partners	Chief Financial Officer
917-763-8106	EnteroMedics Inc.
eliza@argotpartners.com	651-634-3011
syoungstrom@vbloc.com

EnteroMedics Urges Shareholders to Vote for Proposed Amendments at October 19 Special Shareholder Meeting

ST. PAUL, Minnesota, October 13, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today urged shareholders of record at the close of business on September 14, 2016 to vote FOR all of the management proposals at the upcoming special meeting of shareholders, to be held on Wednesday, October 19, 2016.

Each of the management proposals is an important element of EnteroMedics’ plan to maintain its listing on the The Nasdaq Capital Market and fund its future operations and development. EnteroMedics’ future opportunities include its recently announced distribution agreement to supply vBloc Therapy to U.S. veterans at VA facilities at little to no cost to veterans in accordance with their veterans’ health benefits.

How to Vote

If your shares of EnteroMedics Common Stock are held in the name of a broker, bank or other nominee, in order to vote, you will need the control number which appears on your proxy card. Below are two convenient ways for most shareholders to vote.

EnteroMedics highly recommends shareholders vote electronically or by phone. Please have your control number ready while voting. The control number is located on your proxy card.

Through the Internet, most shareholders can vote by visiting a website established for that purpose at www.proxyvote.com and following the instructions. Most shareholders may also be able to vote by telephone, by calling 1-800-454-8683, as long as they have their proxy control number available.

For shareholders who still need assistance voting their shares, or have questions regarding the special meeting, please contact EnteroMedics’ proxy solicitation firm, The Proxy Advisory Group LLC, either by telephone: 212-616-2180 or email: info@proxyadvisory.net.

The EnteroMedics Board Recommends Shareholders Vote “FOR” all of the proposals.

At the special meeting, shareholders will vote on the following management proposals:

•	Approval of an amendment to Article IV, Section 1 of the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 650 million shares;

•	Approval of an amendment to the Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-10 and 1-for-20, inclusive, which ratio will be selected at the sole discretion of our Board of Directors at any whole number in the above range, with any fractional shares that would otherwise be issued as a result of the reverse split being rounded up to the nearest whole share, provided, however, that our Board of Directors may abandon the Reverse Stock Split in its sole discretion;

•	Approval of the Second Amended and Restated 2003 Stock Incentive Plan; and

•	Approval of one or more adjournments to the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3.

The Board of Directors recommends that you vote FOR the Authorized Share Increase, FOR the Reverse Stock Split, FOR the Second A&R Incentive Plan, and FOR any adjournment necessary to solicit additional proxies in favor of the Reverse Stock Split, the Authorized Share Increase or the Second A&R Incentive Plan

The full meeting agenda is detailed in EnteroMedics’ definitive proxy statement, which has been filed with the Securities and Exchange Commission and mailed to all EnteroMedics stockholders of record as of September 14, 2016, the record date for the special meeting of EnteroMedics’ shareholders to approve the above management proposals.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the vBloc® System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ vBloc® System has received U.S. Food and Drug Administration approval and CE Mark.

Information about the vBloc® System and vBloc® Neurometabolic Therapy

You should not have an implanted vBloc® System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the vBloc System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and vBloc System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.